CHEFS INTERNATIONAL ANNOUNCES INCREASE IN OFFER TO
PURCHASE COMMON STOCK OWNED BY ITS MINORITY
SHAREHOLDERS

FOR IMMEDIATE RELEASE
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POINT PLEASANT BEACH, NEW JERSEY, APRIL 21, 2004

Chefs International, Inc. ("CHEFS"), owner of a restaurant chain and currently operating ten restaurants in New Jersey and Florida (shares traded on the OTC Bulletin Board under the symbol "CHEF"), which announced on April 19, 2004 that the Special Committee of its Board of Directors had voted unanimously to reject an increased offer by the Lombardi Restaurant Group to purchase its minority shareholders' interests for a cash purchase price of $2.50 per share, announced today that the Lombardi Restaurant Group had further increased its purchase offer to $3.00 per share. The Special Committee, with the assistance of its financial and legal advisors, is currently analyzing the new proposal to determine whether in its judgment, the proposed increased purchase price is fair to CHEFS' minority shareholders.

For confirmation: Contact Martin W. Fletcher, Controller (732) 295-0350